Exhibit 10.7

EXECUTIVE AGREEMENT

This Executive Agreement (the “Agreement”) is made and entered into effective as of September 1, 2014 (the “Effective Date”), by and between Vimal Mehta (the “Executive”) and BioXcel Corporation., a Delaware corporation (the “Company”).

R E C I T A L S

A.                                         WHEREAS, the Company wishes to retain Executive as its Chief Executive Officer; and

B.                                         WHEREAS, in order to provide Executive with the financial security and sufficient encouragement to become retained by the Company, the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to provide Executive with certain engagement terms and severance benefits as set forth herein.

AGREEMENT

In consideration of the mutual covenants herein contained and the engagement of Executive by the Company, the parties agree as follows:

1.                            Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)                                      “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s engagement with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s willful misconduct that is materially injurious to the Company; (iv) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (v) Executive’s (1) material failure to perform his duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b)                                      “Change of Control” shall mean the occurrence of any of the following events:

(i)                                the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)                             the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)                               there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c)                                  “Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve month period or 150 non consecutive days in any twelve month period.

(d)                                 “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a reduction of Executive’s compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current principal location; (iv) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); or (v) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 11 below.

2.                            Duties and Scope of Position. During the Engagement Term (as defined below), Executive will serve as Chief Executive Officer of the Company, reporting to the Board of Directors, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Engagement Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing his investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities unduly interfere with the performance of his obligations under this Agreement, provided that Executive shall honor the non competition and non solicitation terms as per Section 14 below. During the Engagement Term, Executive agrees to disclose to the Company those other companies of which he is a member of the Board of Directors, an executive officer, or a consultant.

3.                            Term. The term of Executive’s engagement under this Agreement shall commence as of the date above (the “Effective Date”) and shall continue for a period of three (3) years, unless earlier terminated in accordance with Section 8 hereof. The term of Executive’s engagement shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the “Engagement Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Engagement Term as that term is defined below. The period commencing as of the Effective Date and ending three (3) years from the Effective Date or such later date to which the term of Executive’s engagement under the Agreement shall have been extended is referred to herein as the “ Engagement Term ” and the end of the Engagement Term is referred to herein as the “Expiration Date.”

4.                            Base Compensation. Initially, the Company shall pay to Executive a base compensation (the “Base Compensation”) of $125,000 per year (prorated for any partial year), payable in equal bimonthly installments. The Base Compensation shall be increased to $250,000 per year (prorated for any partial year) after an initial public offering of the Company’s securities. In addition, each year during the term of this Agreement, Executive shall be reviewed for purposes of determining the appropriateness of increasing his Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5.                            Target Bonus. In addition to his Base Compensation, Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 50% of Base Compensation. The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee. Such performance milestones shall be established by the last day of the first month of the Target Year. The Bonus shall be paid by the fifteenth day of the second month of the fiscal year immediately following the Target Year. In the event Executive is retained by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was retained by the Company during such Target Year divided by 365. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.

6.                            Stock Option Grant.  250 qualified stock options (the “Initial Options”) shall be granted to Executive under SEC rule 701 and pursuant to the Company’s stock option plan upon commencement of the Engagement Term. Such options will have an exercise price equal to fair market value per share on the date of grant and will vest annually in equal amounts over a period of three (3) years, with 83.33 shares vesting on each one-year anniversary of the date of grant. The option agreement will include (i) a Change of Control provision whereby as of immediately prior to a Change of Control of the Company, all of the stock options will vest and become fully exercisable and (ii) a termination provision whereby in the event Executive’s engagement is terminated voluntarily or for Cause by the Company, the unvested stock options will expire forthwith but (iii) if such engagement is terminated for any other reason (except death or Disability), the options may not be exercised at any time later than six (6) months after such termination of Executive’s engagement. If Executive’s engagement is terminated by death or Disability, the options may be exercised within a period of one (1) year after such termination.

7.                                      Benefits. Executive shall participate in all employee welfare and benefit plans and shall receive such other fringe benefits as the Company offers to its senior executives and directors. Until such time that the Company implements an employee health insurance plan, the Company agrees to reimburse Executive for all COBRA payments he makes to maintain health insurance coverage for himself and his family. In addition, Executive shall be entitled to a car lease allowance from the Company during the Engagement Term of up to $750 per month.

8.                                      Termination.

(a)                                      Termination by the Company. Subject to the obligations of the Company set forth in Section 8, the Company may terminate Executive’s engagement at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s engagement without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s engagement shall terminate automatically in the event of his death.

(b)                                      Termination by Executive. Executive may voluntarily terminate the Engagement Term upon sixty (60) days’ prior written notice for any reason or no reason. Executive may terminate the engagement for Good Reason without notice.

(c)                                       Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 8, Executive’s engagement shall terminate automatically upon his death. Subject to the obligations of the Company set forth in Section 8, in the event Executive is unable to perform his duties as a result of Disability during the Engagement Term, the Company shall have the right to terminate the engagement of Executive by providing written notice of the effective date of such termination.

9.                    Payments Upon Termination of Engagement.

(a)                                      Termination for Cause, Death or Disability or Termination by Executive. In the event that Executive’s engagement hereunder is terminated during the Engagement Term by the Company for Cause pursuant to Section 8(a), as a result of Executive’s death or Disability pursuant to Section 8(c), or voluntarily by Executive, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus and/or Realization Bonus earned and not yet paid through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.

(b)                                      Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s engagement is terminated during the Engagement Term by the Company without Cause pursuant to Section 8(a) or by Executive for Good Reason pursuant to Section 8(b), the Company shall compensate Executive, as follows:

(i)                           on the date of termination, the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and, provided that Executive executes a written release, substantially in the form attached hereto as Exhibit “B”, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s engagement by the Company, the Company shall pay to the Executive the Base Compensation and reimburse Executive’s payment of COBRA premiums for twelve (12) months from the date of termination. In the event Executive’s engagement is terminated without Cause or for Good Reason and a Change of Control of the Company occurs within six (6) months of such termination, Executive also shall be entitled to the severance benefits set forth under Section 9(c).

(c)                                  Termination in the Context of a Change of Control. Notwithstanding anything in Section 9(a) or 9(b) to the contrary, in the event of Executive’s termination of engagement with the Company either (i) by the Company without Cause or Executive for Good Reason at any time within six (6) months prior to the consummation of a Change of Control if, prior to or as of such termination, a Change of Control transaction was Pending (as defined in Section 9(d) below) at any time during such six (6)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:

(i)                                on the date of termination (except as specified in clause (D)), the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (D) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;

(ii)                             on the date of termination the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to twelve (12) months of Executive’s Base Compensation then in effect as of the day of termination and reimburse Executive for the COBRA premiums he pays to maintain health insurance coverage for twelve (12) months following the date of termination;

(iii)                          notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction

Pending (as defined in Section 9(d) below) or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and

(iv)                         Severance benefits under this Section 9(c) and Section 9(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.

(d)                                      Definition of “Pending.” For purposes of Section 9(c), a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

(e)                                       If Executive’s employment terminates for any reason, Executive shall have no obligation to seek other employment and there shall be no setoff against amounts due to him under this Agreement for income or benefits from any subsequent employment.

10.                                    Indemnification. The Company agrees to indemnify and hold harmless Executive, to the fullest extent permitted by the laws of the State of Connecticut and applicable federal law in effect on the date hereof, or as such laws may be amended to increase the scope of such permitted indemnification, against any and all Losses if Executive was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Executive is solely a witness. For purposes of this section, “Claim” means any proceeding, threatened or contemplated civil, criminal, administrative or arbitration action, suit or proceeding and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding. “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the effective date of this Agreement, related to the fact that Executive was a director, officer, employee or agent of the Company or by reason of an action or inaction by Company in any such capacity whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement. “Losses” means any and all damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, reasonable expenses, including attorney’s fees, experts’ fees, court costs, transcript costs, travel expenses, printing, duplication and binding costs, and telephone charges, and all other charges paid or payable in connection with investigating, defending, being a witness in or participating (including on appeal), or preparing to defend, be a witness or participate in, any Claim. The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount, and on terms no less favorable to him than the coverage the Company provides other senior executives and directors.

11.                               Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

12.                Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

13.            Confidential Information.                 Executive recognizes and acknowledges that by reason of Executive’s engagement by and service to the Company before, during and, if applicable, after the Engagement Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential  Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s engagement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such engagement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s engagement shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s engagement, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s engagement with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a

Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit “A”, and incorporated herein by this reference

14.            Non-Competition; Non-Solicitation.

(a)                                 Non-Compete. The Executive hereby covenants and agrees that during the Engagement Term and for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 14(a), (i) “Competing Business” means any business competing with any products and/or services of the Company or its affiliates that exist or are in the process of being formed or acquired as of the Expiration Date and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, any activities associated with MeaHealthXcel, LLC shall be excluded from this Section 14(a) and the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b)                                 Non-Solicitation. The Executive further agrees that during the Engagement Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c)               Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 14 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 14 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

15.                               Engagement Relationship. Executive’s engagement with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s engagement at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s engagement may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

16.                          Miscellaneous Provisions.

(a)                                      Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                      Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c)                                       Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Connecticut.

(d)                                      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)                                       Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f)                                        Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g)                                       Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	BioXcel Corporation

	By:	/s/ Krishnan Nandabalan
	Name:	Krishnan Nandabalan
	Title:	President

EXECUTIVE:	/s/ Vimal D. Mehta